Exhibit 99.1

Seagate

Media Relations Contact:

Michael Busselen

408-658-1887

michael.busselen@seagate.com

Dot Hill

Hanif Jamal, SVP and CFO

303-845-3377

Hanif.jamal@dothill.com

SEAGATE TECHNOLOGY TO ACQUIRE DOT HILL SYSTEMS

Dot Hill’s Portfolio Will Complement and Expand Seagate’s Storage Systems Offerings

CUPERTINO, CA and LONGMONT, CO — AUGUST 18, 2015 — Seagate Technology plc (NASDAQ: STX), a world leader in storage solutions, and Dot Hill Systems Corp. (NASDAQ: HILL), a trusted supplier of innovative software and hardware storage systems, today announced that they have entered into a definitive agreement under which a wholly owned indirect subsidiary of Seagate will commence a tender offer for all of the outstanding shares of Dot Hill in an all-cash transaction valued at $9.75 per share, or a total of approximately $694 million on a fully-diluted equity value basis.  As Dot Hill has approximately $49 million in cash on its balance sheet as of June 30, 2015, the transaction reflects an enterprise value of approximately $645 million.  The consideration represents a 50% premium over the preceding three month stock price average.

Dot Hill’s external storage array-based systems and software products will complement and expand Seagate’s storage systems offerings and be offered as part of Seagate’s Cloud Systems and Electronics Solutions business.  Seagate will leverage Dot Hill’s storage technology IP portfolio and software capabilities to drive innovation and provide incremental value to their combined OEM customer base.

“Dot Hill’s innovative storage systems and IP portfolio are a strategic addition to our storage technology portfolio, enabling us to accelerate the growth of Seagate’s OEM-focused cloud storage system and solutions business,” said Phil Brace, President of Cloud Systems and Electronics Solutions at Seagate.  “We are focused on providing the highest quality storage systems for our OEM customers and Dot Hill’s storage solutions will enable us to advance our strategic efforts.  We look forward to welcoming Dot Hill’s strong team, which has proven experience in developing and delivering best-in-class storage solutions that are trusted by the world’s leading IT manufacturers and their channel partners, and we expect the transaction to be accretive to non-GAAP earnings in fiscal 2016.”

“Seagate has a strong reputation in enterprise storage and is focused on building out its best-in-class storage system capabilities, making them the right home for the talented Dot Hill team,” said Dana Kammersgard, Chief Executive Officer of Dot Hill.  “Dot Hill’s customers will benefit from leveraging Seagate’s leading technology and infrastructure to accelerate the delivery of advanced solutions.”

The transaction has been unanimously approved by Dot Hill’s Board of Directors and the consummation of the tender offer is subject to customary closing conditions, including a minimum tender of a majority of outstanding Dot Hill shares, the expiration or termination of any applicable waiting periods under applicable competition laws, and other customary conditions. Following the successful completion of the tender offer, Seagate will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price as to be paid to stockholders tendering their shares in the tender offer. The transaction is currently expected to close during the fourth calendar quarter of 2015, subject to the satisfaction of customary closing conditions and the receipt of certain regulatory approvals, including those required by the Hart-Scott-Rodino Antitrust Improvements Act. Seagate expects to finance the transaction from existing cash balances and the transaction is not subject to any financing conditions.

Perella Weinberg Partners served as financial advisor and Wilson Sonsini Goodrich & Rosati served as primary legal advisor to Seagate in connection with the transaction. Morgan Stanley & Co. LLC and Needham & Company, LLC served as financial advisors and Cooley LLP served as legal advisor to Dot Hill.

About Seagate Technology

Seagate creates space for the human experience by innovating how data is stored, shared and used.

About Dot Hill Systems

Leveraging its proprietary AssuredSAN family of hybrid storage solutions with RealStor, the next generation real-time storage operating system, Dot Hill solves today’s storage workload challenges created by the Internet of Things and third platform technologies. In today’s interconnected world, Dot Hill storage solutions support people accessing information, and machines collecting sensor data, all in real time. Dot Hill’s solutions combine innovative intelligent software with the industry’s most flexible and extensive hardware platform and simplified management to deliver best-in-class solutions. Headquartered in Longmont, Colo., Dot Hill has offices and/or representatives in the United States, Europe, and Asia. For more information, contact Dot Hill at http://www.dothill.com/ or @Dot_Hill.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information available to Seagate as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond Seagate’s control. In particular, such statements include anticipated benefits of the Dot Hill acquisition and Seagate’s expectation that the Dot Hill acquisition will be accretive to non-GAAP earnings. The following factors, among others, could cause actual results to vary from the forward-looking statements: the ability of the parties to satisfy the conditions precedent and consummate the proposed merger, the timing of consummation of the proposed merger, the ability of the parties to secure any required shareholder approvals in a timely manner or on the terms desired or anticipated, the ability to achieve anticipated benefits and savings, risks related to disruption of management’s attention due to the pending merger, operating results and businesses generally, the outcome of any legal proceedings related to the proposed merger and the general risk associated with the respective businesses of Seagate and Dot Hill, including the general volatility of the capital markets, terms and deployment of capital, volatility of Seagate and Dot Hill share prices, changes in the data storage industry, interest rates or the general economy, underperformance of Seagate’s and Dot Hill’s assets and investments and decreased ability to raise funds and the degree and nature of Seagate’s and Dot Hill’s competition. Additional information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in Seagate’s Report on Form 10-K filed with the U.S. Securities and Exchange Commission on August 12, 2015, the “Risk Factors” section of which is incorporated into this document by reference and other documents filed with or furnished to the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing Seagate’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

About the Tender Offer

THE PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF DOT HILL COMMON STOCK. THE TENDER OFFER DESCRIBED IN THIS DOCUMENT HAS NOT YET COMMENCED.

At the time the offer is commenced, a wholly owned indirect subsidiary of Seagate will file a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (“SEC”), and Dot Hill will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Dot Hill at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available without charge at the SEC’s web site, at http://www.sec.gov. Free copies of these materials and certain other offering documents will be sent to Dot Hill’s stockholders by the information agent for the offer.

DOT HILL STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, INCLUDING ALL AMENDMENTS TO THOSE MATERIALS. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

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